ADVO 401(k) Savings Plan and Trust

             As Amended and Restated Effective October 1, 1992


ADVO, Inc. previously established the ADVO-System Inc. Advantage 1 Savings Plan as renamed effective October 1, 1992, ADVO 401(k) Savings Plan for the benefit of eligible employees of the Company and its participating affiliates. The Plan is intended to constitute a qualified profit sharing plan, as described in Code section 401(a), which includes a qualified cash or deferred arrangement, as described in Code section 401(k).

The provisions of this Plan and Trust relating to the Trustee constitute the trust agreement which is entered into by and between ADVO, Inc. and Wells Fargo Bank, National Association. The Trust is intended to be tax exempt as described under Code section 501(a).

The Plan constitutes an amendment and restatement of the ADVO-System, Inc. Advantage 1 Savings Plan, as renamed the ADVO 401(k) Savings Plan effective October 1, 1992, which was originally established effective as of January 1, 1988, and its related trust agreement.

The ADVO 401(k) Savings Plan and Trust, as set forth in this document, is hereby amended and restated effective as of October 1, 1992.



Date:                                          , 19    ADVO, Inc.

         By:

                                                     Title:



The trust agreement set forth in those provisions of this Plan and Trust which relate to the Trustee is hereby executed.


Date:  , 19    Wells Fargo Bank, National Association

         By:

                                                     Title:



Date:  , 19    Wells Fargo Bank, National Association

         By:

                                                     Title:




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
                                             TABLE OF CONTENTS


  1      DEFINITIONS                               .......................1

  2      ELIGIBILITY                               .......................7
  2.1    Eligibility                               .......................7
  2.2    Ineligible Associates                     .......................7
  2.3    Ineligible or Former Participants         .......................7

  3    PARTICIPANT CONTRIBUTIONS                   .......................8
  3.1    Associate Pre-Tax Contribution Election   .......................8
  3.2    Changes                                   .......................8
  3.3    Stopping Contributions                    .......................8
  3.4    Contribution Percentage Limits            .......................8
  3.5    Refunds When Contribution Dollar Limit Exceeded..................8
  3.6    Timing, Posting and Tax Considerations    .......................9

  4    ROLLOVERS & TRUST-TO-TRUST TRANSFERS       .......................10
  4.1    Rollovers                                .......................10
  4.2    Transfers From Other Qualified Plans     .......................10

  5    EMPLOYER CONTRIBUTIONS                     .......................11
  5.1    ADVO Matching Contributions              .......................11

  6    ACCOUNTING                                 .......................12
  6.1    Individual Participant Accounting        .......................12
  6.2    Sweep Account is Transaction Account     .......................12
  6.3    Trade Date Accounting and Investment Cycle......................12
  6.4    Accounting for Investment Funds          .......................12
  6.5    Payment of Fees and Expenses             .......................12
  6.6    How Fees and Expenses are Charged to Participants...............13
  6.7    Accounting for Participant Loans         .......................13
  6.8    Error Correction                         .......................13
  6.9    Participant Statements                   .......................13
  6.10    Special Accounting During Conversion Period....................13
  6.11    Accounts for QDRO Beneficiaries         .......................14

  7    INVESTMENT FUNDS AND ELECTIONS             .......................15
  7.1    Investment Funds                         .......................15
  7.2    Investment Fund Elections                .......................15
  7.3    Responsibility for Investment Choice     .......................15
  7.4     Default if No Election                  .......................15
  7.5    Timing                                   .......................15
  7.6    Switching Fees                           .......................15




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  8    VESTING & FORFEITURES                      .......................16
  8.1    Fully Vested Contribution Accounts       .......................16

  9    PARTICIPANT LOANS                          .......................17
  9.1    Participant Loans Permitted              .......................17
  9.2    Loan Funding Limits                      .......................17
  9.3    Maximum Number of Loans                  .......................17
  9.4    Source of Loan Funding                   .......................17
  9.5    Interest Rate                            .......................18
  9.6    Repayment                                .......................18
  9.7    Repayment Hierarchy                      .......................18
  9.8    Loan Application, Note and Security      .......................18
  9.9    Default, Suspension and Call Feature     .......................18
  9.10    Spousal Consent                         .......................19

  10    IN-SERVICE WITHDRAWALS                    .......................20
  10.1    Withdrawals for Hardship                .......................20
  10.2    Rollover Account Withdrawals            .......................21
  10.3    Withdrawals for Participants over Age 70*......................21
  10.4    Withdrawal Processing                   .......................22
  10.5    Spousal Consent                         .......................23

  11    DISTRIBUTIONS ONCE EMPLOYMENT ENDS OR AS REQUIRED BY LAW.........24
  11.1    Benefit Information, Notices and Election......................24
  11.2    Payment Form and Medium                 .......................24
  11.3    Small Amounts Paid Immediately          .......................25
  11.4    Distributions After December 31, 1992   .......................25
  11.5    Latest Commencement Permitted           .......................26
  11.6    Payment Within Life Expectancy          .......................26
  11.7    Incidental Benefit Rule                 .......................26
  11.8    Payment to Beneficiary                  .......................26
  11.9    Beneficiary Designation                 .......................27
  11.10   Spousal Consent                         .......................27

  12    ADP AND ACP TESTS                         .......................28
  12.1    Contribution Limitation Definitions     .......................28
  12.2    ADP and ACP Tests                       .......................30
  12.3    Correction of ADP and ACP Tests         .......................31
  12.4    Multiple Use Test                       .......................32
  12.5    Adjustment for Investment Gain or Loss  .......................32
  12.6    Testing Responsibilities and Required Records..................32
  12.7    Separate Testing for Multiple Employers .......................32

  13    MAXIMUM CONTRIBUTION AND BENEFIT LIMITATIONS.....................33
  13.1    "Annual Addition" Defined               .......................33
  13.2    Maximum Annual Addition                 .......................33
  13.3    Avoiding an Excess Annual Addition      .......................33
  13.4    Correcting an Excess Annual Addition    .......................33
  13.5    Correcting a Multiple Plan Excess       .......................34
  13.6    "Defined Benefit Fraction" Defined      .......................34
  13.7    "Defined Contribution Fraction" Defined .......................34
  13.8    Combined Plan Limits and Correction     .......................34

  14    TOP HEAVY RULES                           .......................35
  14.1    Top Heavy Definitions                   .......................35
  14.2    Special Contributions                   .......................36
  14.3    Adjustment to Combined Limits for Different Plans..............37

  15    PLAN ADMINISTRATION                       .......................38
  15.1    Plan Delineates Authority and Responsibility...................38
  15.2    Fiduciary Standards                     .......................38
  15.3    Company is ERISA Plan Administrator     .......................38
  15.4    Administrator Duties                    .......................38
  15.5    Advisors May be Retained                .......................39
  15.6    Delegation of Administrator Duties      .......................39
  15.7    Committee Operating Rules               .......................40

  16    MANAGEMENT OF INVESTMENTS                 .......................41
  16.1    Trust Agreement                         .......................41
  16.2    Investment Funds                        .......................41
  16.3    Authority to Hold Cash                  .......................42
  16.4    Trustee to Act Upon Instructions        .......................42
  16.5    Administrator Has Right to Vote Registered Investment Company
	      Shares                              .......................42
  16.6    Custom Fund Investment Management       .......................42
  16.7    Authority to Segregate Assets           .......................43
  16.8    Maximum Permitted Investment in Company Stock..................43
  16.9    Participants Have Right to Vote and Tender Company Stock.......43
  16.10    Registration and Disclosure for Company Stock.................44

  17    TRUST ADMINISTRATION                      .......................45
  17.1    Trustee to Construe Trust               .......................45
  17.2    Trustee To Act As Owner of Trust Assets .......................45
  17.3    United States Indicia of Ownership      .......................45
  17.4    Tax Withholding and Payment             .......................46
  17.5    Trustee Duties and Limitations          .......................46
  17.6    Trust Accounting                        .......................46
  17.7    Valuation of Certain Assets             .......................47
  17.8    Legal Counsel                           .......................47
  17.9    Fees and Expenses                       .......................47

  18    RIGHTS, PROTECTION, CONSTRUCTION AND JURISDICTION................48
  18.1    Plan Does Not Affect Employment Rights  .......................48
  18.2    Limited Return of Contributions         .......................48
  18.3    Assignment and Alienation               .......................48
  18.4    Facility of Payment                     .......................49
  18.5    Reallocation of Lost Participant's Accounts....................49
  18.6    Claims Procedure                        .......................49
  18.7    Construction                            .......................50
  18.8    Jurisdiction and Severability           .......................50
  18.9    Indemnification by Employer             .......................50

  19    AMENDMENT, MERGER AND TERMINATION         .......................51
  19.1    Amendment                               .......................51
  19.2    Merger                                  .......................51
  19.3    Plan Termination                        .......................51
  19.4    Termination of Employer's Participation .......................52
  19.5    Replacement of the Trustee              .......................52
  19.6    Final Settlement and Accounting of Trustee.....................52

  APPENDIX A - INVESTMENT FUNDS                   .......................54

  APPENDIX B - PAYMENT OF PLAN FEES AND EXPENSES  .......................55

  APPENDIX C - LOAN INTEREST RATE                 .......................56





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1 DEFINITIONS

  When capitalized, the words and phrases below have the following meanings unless different meanings are clearly required by the context:

  1.11833 "Account". The records maintained for purposes of accounting for a Participant's interest in the Plan. "Account" may refer to one or all of the following accounts which have been created on behalf of a Participant to hold specific types of Contributions under the Plan:

          (a) "Associate Pre-Tax Account". An account created to hold Associate Pre-Tax Contributions.

          (b) "Rollover Account". An account created to hold Rollover Contributions.

          (c) "ADVO Matching Account". An account created to hold ADVO Matching Contributions.

  2.c "ACP" or "Average Contribution Percentage". The percentage calculated in accordance with Section 12.1.

  3.c "Administrator". The Company, which may delegate all or a portion of the duties of the Administrator under the Plan to a Committee in accordance with Section 15.6.

  4.c "ADP" or "Average Deferral Percentage". The percentage calculated in accordance with Section 12.1.

  5.c     "Associate".  An individual who is:

          (a) directly employed by any Related Company and for whom any income for such employment is subject to withholding of income or social security taxes, or

          (b)     a Leased associate.

  6.c "Beneficiary". The person or persons who is to receive benefits after the death of the Participant pursuant to the "Beneficiary Designation" paragraph in Section 11, or as a result of a QDRO.

  7.c "Code". The Internal Revenue Code of 1986, as amended. Reference to any specific Code section shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

  8.c "Committee". If applicable, the committee which has been appointed by the Company to administer the Plan in accordance with Section 15.6.

  9.c "Company". ADVO, Inc. or any successor by merger, purchase or otherwise.




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
  10.c "Company Stock". Shares of common stock of the Company, its predecessor(s), or its successors or assigns, or any corporation with or into which said corporation may be merged, consolidated or reorganized, or to which a majority of its assets may be sold.

  11.c "Compensation". The sum of a Participant's Taxable Income and salary reductions, if any, pursuant to Code sections 125, 402(e)(3), 402(h), 403(b), 414(h)(2) or 457.
          For purposes of determining benefits under this Plan, Compensation is limited to $200,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d)) per Plan Year. For purposes of determining benefits under this Plan for Plan Years beginning after December 31, 1993, Compensation is limited to $150,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d)) per Plan Year.

          For purposes of the preceding sentences, in the case of an HCE who is a 5% Owner or one of the 10 most highly compensated Associates, (i) such HCE and such HCE's family group (as defined below) shall be treated as a single employee and the Compensation of each family group member shall be aggregated with the Compensation of such HCE, and (ii) the limitation on Compensation shall be allocated among such HCE and his or her family group members in proportion to each individual's Compensation before the application of this sentence. For purposes of this Section, the term "family group" shall mean an Associate's spouse and lineal descendants who have not attained age 19 before the close of the year in question.

          For the purpose of determining HCEs and key employees, Compensation for the entire Plan Year shall be used. For the purpose of determining ADP and ACP, Compensation shall be limited to amounts paid to an Associate while a Participant.

  12.c "Contribution". An amount contributed to the Plan by the Employer or an Eligible Associate, and allocated by contribution type to Participants' Accounts, as described in Section 1.1. Specific types of contribution include:

          (a) "Associate Pre-Tax Contribution". An amount contributed on a pre-tax basis in conjunction with a Participant's Code section 401(k) salary deferral election.

          (b) "Rollover Contribution". An amount contributed by an Eligible Associate which originated from another employer's qualified plan.

          (c) "ADVO Matching Contribution". An amount contributed by the Employer based upon the amount contributed by the eligible Participant.

  13.c "Contribution Dollar Limit". The annual limit placed on each Participant's Associate Pre-Tax Contributions, which shall be $7,000 per calendar year (as indexed for the cost of living pursuant to Code section 402(g)(5) and 415(d)). For purposes of this Section, a Participant's Associate Pre-Tax Contributions shall include (i) any Employer contribution made under any qualified cash or deferred arrangement as defined in Code section 401(k) to the extent not includible in gross income for the taxable year under Code section 402(e)(3) or 402(h)(1)(B) (determined without regard to Code section 402(g)), and (ii) any Employer contribution to purchase an annuity contract under Code section 403(b) under a salary reduction agreement (within the meaning of Code section 3121(a)(5)(D)).

  14.c "Disability". A Participant's total and permanent, mental or physical disability resulting in termination of employment as evidenced by presentation of medical evidence satisfactory to the Administrator.

  15.c "Effective Date". October 1, 1992, unless stated otherwise. The date upon which the provisions of this document become effective. In general, the provisions of this document only apply to Participants who are Associates on or after the Effective Date. However, investment and distribution provisions apply to all Participants with Account balances to be invested or distributed after the Effective Date.

  16.c "Eligible Associate". A salaried Associate of an Employer, or a sales Associate of an Employer employed prior to July 1, 1988 provided he or she is not and has never been a Highly Compensated Employee, except any Associate:

          (a) whose compensation and conditions of employment are covered by a collective bargaining agreement to which an Employer is a party unless the agreement calls for the Associate's participation in the Plan; or

          (b) who is treated as an Associate because he or she is a Leased Associate.

  17.b "Employer". The Company and any Subsidiary or other Related Company of either the Company or a Subsidiary which adopts this Plan with the approval of the Company.

  18.b "ERISA". The Employee Retirement Income Security Act of 1974, as amended. Reference to any specific section shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

  19.b "HCE" or "Highly Compensated Employee". An Associate described as a Highly Compensated Employee in Section 12.

  20.b    "Hour of Service".  Each hour for which an Associate is entitled to:

          (a)     payment for the performance of duties for any Related
                  Company;

          (b) payment from any Related Company for any period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, sickness, incapacity (including disability), layoff, leave of absence, jury duty or military service;




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
          (c) back pay, irrespective of mitigation of damages, by award or agreement with any Related Company (and these hours shall be credited to the period to which the agreement pertains); or

          (d) no payment, but is on a Leave of Absence (and these hours shall be based upon his or her normally scheduled hours per week or a 40 hour week if there is no regular schedule).

          The crediting of hours for which no duties are performed shall be in accordance with Department of Labor regulation sections 2530.200b-2(b) and (c). Actual hours shall be used whenever an accurate record of hours are maintained for an Associate. Otherwise, an equivalent number of hours shall be credited for each payroll period in which the Associate would be credited with at least 1 hour. The payroll period equivalencies are 45 hours weekly, 90 hours biweekly, 95 hours semimonthly and 190 hours monthly.

          An Associate's service with a predecessor or acquired company shall only be counted in the determination of his or her Hours of Service for eligibility and/or vesting purposes if (1) the Company directs that credit for such service be granted, or (2) a qualified plan of the predecessor or acquired company is subsequently maintained by any Employer or Related Company.

  21.d    "Ineligible".  An individual during the period in which he or she is
          (1) an Associate of a Related Company which is not then an Employer,
          (2) an Associate, but not an Eligible Associate, or (3) not an Associate.

  22.d    "Investment Fund" or "Fund".  An investment fund as described in
          Section 16.2. The Investment Funds authorized by the Administrator as of the Effective Date are listed in Appendix A.

  23.d "Leased Associate". An individual who is deemed to be an employee of any Related Company as provided in Code section 414(n) or (o).

  24.d "Leave of Absence". A period during which an individual is deemed to be an Associate, but is absent from active employment, provided that the absence:

          (a)     was authorized by a Related Company; or

          (b) was due to military service in the United States armed forces and the individual returns to active employment within the period during which he or she retains employment rights under federal law.

  25.b "NHCE" or "Non-Highly Compensated Employee". An Associate described as a Non-Highly Compensated Employee in Section 12.

  26.b    "Normal Retirement Date".  The date of a Participant's 65th birthday.




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  27.b    "Owner".  A person with an ownership interest in the capital, profits, outstanding stock or voting power of a Related Company within the meaning of Code section 318 or 416 (which exclude indirect ownership through a qualified plan).

  28.b "Participant". An Eligible Associate who begins to participate in the Plan after completing the eligibility requirements as described in Section 2.1. An Eligible Employee who makes a Rollover Contribution prior to completing the eligibility requirements as described in Section 2.1 shall also be considered a Participant except for purposes of provisions related to Contributions (other than a Rollover Contribution). A Participant's participation continues until his or her employment with all Related Companies ends and his or her Account is distributed or forfeited.

  29.b "Pay". The base pay, overtime, bonus and commissions paid to an Eligible Associate by an Employer while a Participant during the current period.

          Pay is neither increased nor decreased by any salary credit or reduction pursuant to Code sections 125 or 402(e)(3). Pay is limited to $200,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d)) per Plan Year. Pay is limited to $150,000 (as indexed for the cost of living pursuant to Code sections 401(a)(17) and 415(d)) per Plan Year effective for Plan Years beginning after December 31, 1993.

  30.b "Plan". The ADVO 401(k) Savings Plan set forth in this document, as from time to time amended.

  31.b "Plan Year". The annual accounting period of the Plan and Trust which ends on each December 31.

  32.b "QDRO". A domestic relations order which the Administrator has determined to be a qualified domestic relations order within the meaning of Code section 414(p).

  33.b "Related Company". With respect to any Employer, that Employer and any corporation, trade or business which is, together with that Employer, a member of the same controlled group of corporations, a trade or business under common control, or an affiliated service group within the meaning of Code section 414(b), (c), (m) or (o).

  34.b "Settlement Date". The date on which the transactions from the most recent Trade Date are settled.

  35.b "Spousal Consent". The written consent given by a spouse to a Participant's election (or waiver) of a specified form of benefit, including a loan or in-service withdrawal, or Beneficiary designation. The spouse's consent must acknowledge the effect on the spouse of the Participant's election, waiver or designation and be duly witnessed by a Plan representative or notary public. Spousal Consent shall be valid only with respect to the spouse who signs the Spousal Consent and only for the particular choice made by the Participant which requires Spousal Consent. A Participant may revoke (without Spousal Consent) a prior election, waiver or designation that required Spousal Consent at any time before payments begin. Spousal Consent also means a determination by the Administrator that there is no spouse, the spouse cannot be located, or such other circumstances as may be established by applicable law.

  36.b "Subsidiary". A company which is 50% or more owned, directly or indirectly, by the Company.

  37.b "Sweep Account". The subsidiary Account for each Participant through which all transactions are processed, which is invested in interest bearing deposits of the Trustee.

  38.b "Sweep Date". The cut off date and time for receiving instructions for transactions to be processed on the next Trade Date.

  39.b "Taxable Income". Compensation in the amount reported by the Employer as "Wages, tips, other compensation" on Form W-2, or any successor method of reporting under Code section 6041(d).

  40.b "Trade Date". Each day the Investment Funds are valued, which is normally every day the assets of such Funds are traded.

  41.b "Trust". The legal entity created by those provisions of this document which relate to the Trustee. The Trust is part of the Plan and holds the Plan assets which are comprised of the aggregate of Participants' Accounts.

  42.b    "Trustee".  Wells Fargo Bank, National Association.




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
2 ELIGIBILITY

  1.b     Eligibility

          All Participants as of October 1, 1992 shall continue their eligibility to participate. Each other Eligible Associate shall become a Participant on the first day of the next month after the date he or she completes a 12 month eligibility period in which he or she is credited with at least 1,000 Hours of Service. The initial eligibility period begins on the date an Associate first performs an Hour of Service. Subsequent eligibility periods begin with the start of each Plan Year beginning after the first Hour of Service is performed.

  2.b     Ineligible Associates

          If an Associate completes the above eligibility requirements, but is Ineligible at the time participation would otherwise begin (if he or she were not Ineligible), he or she shall become a Participant on the first subsequent date on which he or she is an Eligible Associate.

  3.b     Ineligible or Former Participants

          A Participant may not make or share in Plan Contributions, nor generally be eligible for a new Plan loan, during the period he or she is Ineligible, but he or she shall continue to participate for all other purposes. An Ineligible Participant or former Participant shall automatically become an active Participant on the date he or she again becomes an Eligible Associate.




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
3 PARTICIPANT CONTRIBUTIONS

  1.b     Associate Pre-Tax Contribution Election

          Upon becoming a Participant, an Eligible Associate may elect to reduce his or her Pay by an amount which does not exceed the Contribution Dollar Limit, within the limits described in the Contribution Percentage Limits paragraph of this Section 3, and have such amount contributed to the Plan by the Employer as an Associate Pre-Tax Contribution. The election shall be made in advance as a whole percentage of Pay on such form and with such advance notice as may be prescribed by the Administrator. In no event shall an Associate's Associate Pre-Tax Contributions under the Plan and all other plans, contracts or arrangements of all Related Companies exceed the Contribution Dollar Limit for the Associate's taxable year beginning in the Plan Year.

  2.b     Changes

          A Participant who is an Eligible Associate may change his or her Associate Pre-Tax Contribution election at any time by giving the Administrator such advance notice as it requires. The changed percentage shall become effective with the first payroll of the month paid after such date. Participants' Contribution election percentages shall automatically apply to Pay increases or decreases.

  3.b     Stopping Contributions

          A Participant may revoke his or her Contribution election at any time by giving written notice to the Administrator, and such election shall be effective with the first payroll paid after such date. A Participant may contribute again by making a new Contribution election at the same time and in the same manner in which a Participant may change his or her election.

  4.b     Contribution Percentage Limits

          The Administrator may establish (and subsequently change) the maximum Associate Pre-Tax Contribution percentage, prospectively or retrospectively (for the current Plan Year), for all Participants.
          In addition, the Administrator may establish any lower percentage limits for Highly Compensated Associates as it deems necessary. As of the Effective Date, the Associate Pre-Tax Contribution maximum percentage is 10%.
          Irrespective of the limits that may be established by the Administrator in accordance with this paragraph, in no event shall the contributions made by or on behalf of a Participant for a Plan Year exceed the maximum allowable under Code section 415.

  5.b     Refunds When Contribution Dollar Limit Exceeded

          A Participant who makes Associate Pre-Tax Contributions for a calendar year to this and any other qualified defined contribution plan in excess of the Contribution Dollar Limit may notify the Administrator in writing by the following March 1 (or as late as April 14 if allowed by the Administrator) that an excess has occurred. In this event, the amount of the excess specified by the Participant, adjusted for investment gain or loss, shall be refunded to him or her by April 15 and shall not be included as an Annual Addition under Code section 415 for the year contributed. Refunds shall not include investment gain or loss for the period between the end of the applicable Plan Year and the date of distribution. However, for Plan Years ending before December 31, 1993, refunds shall include investment gain or loss for the period between the end
          of the applicable Plan Year and the date of distribution.   Any Advo
          Matching Contributions attributable to refunded excess Associate Pre-Tax Contributions as described in this Section shall be deemed a Contribution made by reason of a mistake of fact and removed from the Participant's Account.

  6.b     Timing, Posting and Tax Considerations

          Participants' Contributions, other than Rollover Contributions, may only be made through payroll deduction. Such amounts shall be paid to the Trustee in cash and posted to each Participant's Account(s) as soon as such amounts can reasonably be separated from the Employer's general assets and balanced against the specific amount made on behalf of each Participant. In no event, however, shall such amounts be paid to the Trustee more than 90 days after the date amounts are deducted from a Participant's Pay or 30 days after the end of the Plan Year in which deducted. Associate Pre-Tax Contributions shall be treated as employer contributions in determining tax deductions under Code section 404(a).




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4 ROLLOVERS & TRUST-TO-TRUST TRANSFERS

  1.b     Rollovers

          The Administrator may authorize the Trustee to accept a rollover contribution, within the meaning of Code section 402(c) or 408(d)(3)(A)(ii), either from an Eligible Associate in cash or effective January 1, 1993, as a Direct Rollover, as such term is defined in Section 11, from another qualified plan on behalf of the Eligible Employee, even if he or she is not yet a Participant. The Associate shall be responsible for furnishing satisfactory evidence to the Administrator that the amount is eligible for rollover treatment. A rollover contribution received directly from an Eligible Associate must be paid to the Trustee in cash within 60 days after the date received by the Eligible Associate from a qualified plan or conduit individual retirement account. Contributions described in this paragraph shall be posted to the applicable Associate's Rollover Account as of the date received by the Trustee.

          If it is later determined that an amount transferred pursuant to the above paragraph did not in fact qualify as a rollover contribution under Code section 402(c) or 408(d)(3)(A)(ii), the balance credited to the Associate's Rollover Account shall immediately be (1) segregated from all other Plan assets, (2) treated as a nonqualified trust established by and for the benefit of the Associate, and (3) distributed to the Associate. Any such nonqualifying rollover shall be deemed never to have been a part of the Plan.

  2.b     Transfers From Other Qualified Plans

          The Administrator may instruct the Trustee to receive assets in cash or in kind directly from another qualified plan. The Trustee may refuse the receipt of any transfer if:

          (a)     the Trustee finds the in-kind assets unacceptable,

          (b) instructions for posting amounts to Participants' Accounts are incomplete,

          (c) any amounts are not exempted by Code section 401(a)(11)(B) from the annuity requirements of Code section 417, or

          (d) any amounts include benefits protected by Code section 411(d)(6) which would not be preserved under applicable Plan provisions.

          Such amounts shall be posted to the appropriate Accounts of Participants as of the date received by the Trustee.




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5 EMPLOYER CONTRIBUTIONS

  1.d     ADVO Matching Contributions

          (a) Frequency and Eligibility. For each period for which Participants' Contributions are made, the Employer shall make ADVO Matching Contributions as described in the following Allocation Method paragraph on behalf of each Participant who contributed during the period.

          (b) Allocation Method. The ADVO Matching Contributions for each period shall total 100% of each eligible Participant's Associate Pre-Tax Contributions for the period, provided that no ADVO Matching Contributions shall be made based upon a Participant's Contributions in excess of 6% of his or her Pay.

          (c) Timing, Medium and Posting. The Employer shall make each period's ADVO Matching Contribution in cash as soon as is feasible, and not later than the Employer's federal tax filing date, including extensions, for deducting such Contribution. The Trustee shall post such amount to each Participant's ADVO Matching Account once the total Contribution received has been balanced against the specific amount to be credited to each Participant's ADVO Matching Account.




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6 ACCOUNTING

  1.c     Individual Participant Accounting

          The Administrator shall maintain an individual set of Accounts for each Participant in order to reflect transactions both by type of Contribution and investment medium. Financial transactions shall be accounted for at the individual Account level by "posting" each transaction to the appropriate Account of each affected Participant. Participants' Account values shall be maintained in shares for the Investment Funds and in dollars for their Sweep and Participant loan Accounts. At any point in time, the Account value shall be determined using the most recent Trade Date values provided by the Trustee.

  2.c     Sweep Account is Transaction Account

          All transactions related to amounts being contributed to or distributed from the Trust shall be posted to each affected Participant's Sweep Account. Any amount held in the Sweep Account will be credited with interest up until the Settlement Date or the later date on which it is removed from the Sweep Account.

  3.c     Trade Date Accounting and Investment Cycle

          Participant Account values shall be determined as of each Trade Date. For any transaction to be processed as of a Trade Date, the Trustee must receive all transaction instructions by the Sweep Date. Such instructions shall apply to amounts held in the Account on that Sweep Date. Financial transactions of the Investment Funds shall be posted to Participants' Accounts as of the Trade Date and based upon the Trade Date values provided by the Trustee. All Trade Date transactions shall be effected on the Settlement Date relating to that Trade Date (or as soon thereafter as is administratively feasible).

  4.c     Accounting for Investment Funds

          Investments in each Investment Fund shall be maintained in shares. The Trustee is responsible for determining the share values of each Investment Fund as of each Trade Date. To the extent an Investment Fund is comprised of collective investment funds of the Trustee, the net asset and share values shall be determined in accordance with the rules governing such collective investment funds, which are incorporated herein by reference. All other net asset and share values shall be determined by the Trustee. The net asset value of each Investment Fund shall be based on the fair market value of its underlying assets.

  5.c     Payment of Fees and Expenses

          Plan fees and expenses including administrative fees, Trustee fees, fees for government annual report preparation, audit and legal fees, and fees for nondiscrimination testing and any other special services shall be paid from the Trust, and charged to Participants in the form of an Account maintenance fee to the extent that such fees and expenses are not paid by the Employer directly. See Appendix B for a breakdown of which fees and expenses shall generally be borne by the Trust (and charged to individual Participants' Accounts) and those that shall be paid by the Employer. The Trustee shall have the authority to pay any such fees and expenses, which remain unpaid by the Employer for 60 days, from the Trust.

  6.c     How Fees and Expenses are Charged to Participants

          Account maintenance fees which are not paid by the Employer shall be charged to each Participant's Account on a per Participant basis, provided that no fee shall reduce a Participant's Account balance below zero. Transaction type fees (such as investment election change fees, loan fees, etc.) shall be charged to the Participant's Account involved in the transaction. Fees and expenses incurred for the management and maintenance of Investment Funds shall be charged at the Investment Fund level and reflected in the net gain or loss of each Fund (unless the Employer makes such payment directly). The Employer may pay a lower portion of the fees and expenses allocable to the Accounts of Participants who are no longer Associates or Beneficiaries than for active Associates.

  7.c     Accounting for Participant Loans

          Participant loans shall be held in a separate Account of the Participant and accounted for in dollars as an earmarked asset of the borrowing Participant's Account.

  8.c     Error Correction

          The Administrator may correct any errors or omissions in the administration of the Plan by restoring any Participant's Account balance with the amount that would be credited to the Account had no error or omission been made. Funds necessary for any such restoration shall be provided through payment made by the Employer.

  9.c     Participant Statements

          The Administrator shall provide Participants with statements of their Accounts as soon after the end of each quarter of the Plan Year as is administratively feasible.

  10.c    Special Accounting During Conversion Period

          The Administrator and Trustee may use any reasonable accounting methods in performing their respective duties during the period of converting the prior accounting system of the Plan and Trust to conform to the individual Participant accounting system described in this Section. This includes, but is not limited to, the method for allocating net investment gains or losses and the extent, if any, to which contributions received by and distributions paid from the Trust during this period share in such allocation. Trust assets may be held, during the conversion period, in any investment vehicle permitted by the Plan, as directed by the Administrator, irrespective of Participant investment elections.




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
  11.c    Accounts for QDRO Beneficiaries

          A separate Account shall be established for an alternate payee entitled to any portion of a Participant's Account under a QDRO as of the date and in accordance with the directions specified in the QDRO. In addition, a separate Account may be established during the period of time the Administrator, a court of competent jurisdiction or other appropriate person is determining whether a domestic relations order qualifies as a QDRO. Such a separate Account shall be valued and accounted for in the same manner as any other Account.

          (a) Distributions Pursuant to QDROs. If a QDRO so provides, the portion of a Participant's Account payable to an alternate payee may be distributed, in a form as permissible under the Distribution Once Employment Ends Section, to the alternate payee at the time specified in the QDRO, regardless of whether the Participant is entitled to a distribution from the Plan at such time.

          (b) Participant Loans. To the extent permitted by law, an alternate payee, on whose behalf a separate Account has been established, shall not be entitled to borrow from such Account. If a QDRO specifies that the alternate payee is entitled to any portion of the Account of a Participant who has an outstanding loan balance, all outstanding loans shall generally continue to be held in the Participant's Account and shall not be divided between the Participant's and alternate payee's Accounts.

          (c) Investment Direction. Where a separate Account has been established on behalf of an alternate payee and has not yet been distributed, the alternate payee may direct the investment of such Account in the same manner as if he or she were a Participant.




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
7 INVESTMENT FUNDS AND ELECTIONS

  1.c     Investment Funds

          Except for Participants' Sweep and loan Accounts, the Trust shall be maintained in various Investment Funds. The Administrator shall select the Investment Funds available to Participants and may change the number or composition of the Investment Funds, subject to the terms and conditions agreed to with the Trustee. A list of the Investment Funds available as of the Effective Date is contained in Appendix A.

  2.c     Investment Fund Elections

          Each Participant (or Beneficiary) shall make a single election covering all of his or her Contribution Accounts. A Participant (or Beneficiary) shall make his or her investment election in any combination of whole percentage increments of one or any number of the Investment Funds offered. Each election shall specify whether it applies only to the amounts not yet received by the Trustee or to both such future amounts and the current Account balance. The Administrator may set a maximum percentage of the total election that a Participant may direct into any specific Investment Fund, which maximum is described in Appendix A.

  3.c     Responsibility for Investment Choice

          Each Participant shall be solely responsible for the selection of his or her Investment Fund choices. No fiduciary with respect to the Plan is empowered to advise a Participant as to the manner in which his or her Accounts are to be invested, and the fact that an Investment Fund is offered shall not be construed to be a recommendation for investment.

  4.c     Default if No Election

          The Administrator shall specify an Investment Fund for the investment of that portion of a Participant's Account which is not yet held in an Investment Fund and for which no valid investment election is on file.

  5.c     Timing

          A Participant shall make his or her initial investment election upon becoming a Participant and may change his or her election at any time in accordance with the procedures established by the Administrator and Trustee. Investment elections received by the Trustee by the Sweep Date deadline will be effective on the next following Trade Date.

  6.c     Switching Fees

          A reasonable processing fee may be charged directly to a Participant's Account for investment election changes in excess of a specified number per Plan Year as determined by the Administrator.




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
8 VESTING & FORFEITURES

  1.c     Fully Vested Contribution Accounts

          A Participant shall be fully vested in all Accounts at all times.




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
9 PARTICIPANT LOANS

  1.c     Participant Loans Permitted

          Loans to Participants are permitted pursuant to the terms and conditions set forth in this Section. All loan limits are determined as of the date the Trustee reserves funds for the loan. The funds will be disbursed to the Participant as soon as is administratively feasible after the next following Settlement Date.

  2.c     Loan Funding Limits

          The loan amount must meet all of the following limits:

          (a) Plan Minimum Limit. The minimum amount for any loan is $1,000.

          (b)     Plan Maximum Limit.  Subject to the legal limit described in
                  (c) below, the maximum a Participant may borrow, including the outstanding balance of existing Plan loans, is 100% of the following Accounts which are fully vested:

                          Associate Pre-Tax Account
                          ADVO Matching Account
                          Rollover Account

          (c) Legal Maximum Limit. The maximum a Participant may borrow, including the outstanding balance of existing Plan loans, is 50% of his or her vested Account balance, not to exceed $50,000. However, the $50,000 maximum is reduced by the Participant's highest outstanding loan balance during the 12 month period ending on the day before the Sweep Date on which the loan is made. For purposes of this paragraph, the qualified plans of all Related Companies shall be treated as though they are part of this Plan to the extent it would decrease the maximum loan amount.

  3.c     Maximum Number of Loans

          A Participant may have only one loan outstanding at any given time.

  4.c     Source of Loan Funding

          A loan to a Participant shall be made solely from the assets of his or her own Accounts. The available assets shall be determined first by Account type and then by investment type within each type of Account. The hierarchy for loan funding by type of Account shall be the order listed in the preceding Plan Maximum Limit paragraph. Within each Account used for funding, amounts shall first be taken from the Sweep Account and then taken by type of investment in direct proportion to the market value of the Participant's interest in each Investment Fund as of the Sweep Date on which the loan is made.




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
  5.c     Interest Rate

          The interest rate charged on Participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. As of the Effective Date the interest rate is determined as set forth in Appendix C.

  6.c     Repayment

          Substantially level amortization shall be required of each loan with payments made at least monthly, generally through payroll deduction. Loans may be prepaid in full or in part at any time. The loan repayment period shall be as mutually agreed upon by the Participant and Administrator, not to exceed 5 years. However, the term may be for any period not to exceed 15 years if the purpose of the loan is to acquire the Participant's principal residence.

  7.c     Repayment Hierarchy

          Loan principal repayments shall be credited to the Participant's Accounts in the inverse of the order used to fund the loan. Loan interest shall be credited to the Participant's Accounts in direct proportion to the principal repayment. Loan payments are credited by investment type based upon the Participant's current investment election for new Contributions.

  8.c     Loan Application, Note and Security

          A Participant shall apply for any loan in such manner and with such advance notice as prescribed by the Administrator. All loans shall be evidenced by a promissory note, secured only by the portion of the Participant's Account from which the loan is made, and the Plan shall have a lien on this portion of his or her Account.

  9.c     Default, Suspension and Call Feature

          (a) Default. A loan is treated as a default if scheduled loan payments are more than 90 days late, provided that the Administrator may agree to a suspension of loan payments for up to 6 months for a Participant who is on a Leave of Absence. A Participant shall then have 30 days from the time he or she receives written notice of the default and a demand for past due amounts to cure the default before it becomes final.

          (b) Actions upon Default. In the event of default, the Administrator may direct the Trustee to report the default as a taxable distribution. As soon as a Plan withdrawal or distribution to such Participant would otherwise be permitted, the Administrator may instruct the Trustee to execute upon its security interest in the Participant's Account by distributing the note to the Participant.




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
          (c) Call Feature. The Administrator shall have the right to call any Participant loan once employment with all Related Companies has terminated or if the Plan is terminated.

  10.c    Spousal Consent

          A Participant is not required to obtain Spousal Consent in order to take out a loan under the Plan.




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
10        IN-SERVICE WITHDRAWALS

  1.c     Withdrawals for Hardship

          (a) Requirements. A Participant who is an Associate may request the withdrawal of any amount necessary to satisfy a financial need including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, by submitting a completed withdrawal request form to the Administrator. The Administrator shall only approve those requests for withdrawals (1) on account of a Participant's "Deemed Financial Need", and (2) which are "Deemed Necessary" to satisfy the financial need.

          (b)     "Deemed Financial Need".  Financial commitments relating to:

                  (1)     unreimbursable medical expenses described under Code
                          section 213(d) incurred (or to be incurred) by the Associate, his or her spouse or his or her dependents;

                  (2) the purchase (excluding mortgage payments) of the Associate's principal residence;

                  (3) the payment of unreimbursable tuition and related educational fees for up to the next 12 months of post-secondary education for the Associate, his or her spouse or dependents;

                  (4) the need to pay for the funeral expenses of a family member;

                  (5) the need for the Associate to prevent losing his or her principal residence through eviction or foreclosure on the mortgage; or

                  (6) any other circumstance specifically permitted under Code section 401(k)(2)(B)(i)(IV).

          (c) "Deemed Necessary". A withdrawal is "deemed necessary" to satisfy the financial need only if all of these conditions are met:

                  (1) the withdrawal amount does not exceed the financial need;

                  (2) the Associate has obtained all other possible withdrawals and nontaxable loans available from all plans maintained by Related Companies;

                  (3) the Administrator shall suspend the Associate from making any contributions to this Plan, all other qualified and nonqualified plans of deferred compensation and all stock option or stock purchase plans maintained by any Related Company for 12 months from the date the withdrawal payment is processed; and




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
                  (4) the Administrator shall reduce the Contribution Dollar Limit for the calendar year next following the calendar year of the hardship withdrawal by the amount of the Associate's Associate Pre-Tax Contributions for the calendar year of the hardship withdrawal.

          (d) Account Sources for Withdrawal. The withdrawal amount shall come only from the Participant's fully vested Accounts, in the following priority order:

                          Rollover Account
                          Associate Pre-Tax Account

                  The amount that may be withdrawn from a Participant's Associate Pre-Tax Account shall not include any earnings credited to his or her Associate Pre-Tax Contribution Account.

          (e) Permitted Frequency. There is no restriction on the number of times a Participant may withdraw from these Accounts on account of hardship.

  2.e     Rollover Account Withdrawals

          (a) Amount Permitted. A Participant who is an Associate may withdraw up to the entire balance from his or her Rollover Account.

          (b) Permitted Frequency. There is no restriction on the number of times a Participant may withdraw from this Account.

          (c) Suspension from Further Contributions. A withdrawal from a Participant's Rollover Account shall not affect his or her ability to make further Contributions.

  3.c     Withdrawals for Participants over Age 70*